______, 2010
Weston, Florida

PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, Next 1 Interactive, Inc., a Nevada corporation (the “Company”), HEREBY PROMISES TO PAY to the order of Mark A. Wilton (“Wilton”), or his registered assigns (the “Noteholder”), on the Maturity Date (as defined below), the principal sum of up to three million five hundred thousand dollars ($3,500,000) (the “Loan”), plus any fees, unpaid interest accrued thereon, or such lesser amount as shall be equal to the unpaid principal amount of the Loan plus such interest. The loan is intended to act as a revolving line of credit for the company based on the company complying with the terms and conditions imposed by the Noteholder. These terms and conditions include the Company agreeing to make principal repayments and to pay interest on the dates and at the rate or rates provided for herein. At no time will this loan exceed $3,500,000 including any interest due.

The Noteholder will advance funds based upon a schedule - see “Addendum A” showing the anticipated loan drawdown, fees and loan repayment. The parties agree that the drawdown schedules and corresponding repayments are estimates based upon pending contracts and the parties may mutually agree to modify the amounts advanced and corresponding repayments based upon the actual delivery dates of pending contracts and associated company requirements. The Company will agree to deliver to the Noteholder a weekly projection of cash needs for the next 7 days along with a review of cash expended or the previous 7 days. Any unused cash will be rolled into future expenditure requirements.

The company will agree to issue to the Noteholder between three million five hundred thousand and seven million (3,500,000 to 7,000,000) warrants (the “Warrants”).  The warrants will allow the Noteholder to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at an exercise price of one dollar ($1.00) per share (the “Exercise Price”).  The Warrants shall be exercisable for a period of three (3) years from the date of grant.  The number of shares purchasable upon exercise of the Warrants shall be equal to one (1) share for each warrant (the “Warrant Shares”).  The company anticipates utilizing the full $3,500,000 loan and will agree to advance the full 7 million warrants on or before March 15th 2010.

SECTION 1.     Certain Terms Defined.  The following terms for all purposes of this Note shall have the respective meanings specified below.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Commission” has the meaning set forth in Section 9(d).

“Common Stock” has the meaning set forth in the introductory paragraphs.

“Company” has the meaning set forth in the introductory paragraphs.

“Event of Default” has the meaning set forth in Section 7.

“Exchange Act” has the meaning set forth in Section 9(d).

“Exercise Price” has the meaning set forth in the introductory paragraphs.

“GAAP” has the meaning set forth in Section 9(b).

“Loan” has the meaning set forth in the introductory paragraphs.

“Material Adverse Effect” has the meaning set forth in Section 8(c).

“Maturity Date” means the earlier of (i) January 25, 2011, or (ii) the date on which the amounts due under this Note have been accelerated and are immediately due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, then such date shall be the next succeeding Business Day.

“Note” shall mean this Promissory Note as amended, from time to time, in accordance with the terms hereof.

“Noteholder(s)” has the meaning set forth in the introductory paragraphs.

“Notice” has the meaning set forth in Section 2.

“Period” means from the date hereof to the earlier of (i) the Maturity Date, or (ii) the date of occurrence of an Event of Default.

“Securities Act” has the meaning set forth in Section 8(e).

“Segregated Account” means a segregated account maintained by the Company for the sole purpose of holding Resort & Residence TV, Inc. receivable collections as collateral for the Loan.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

“Warrants” has the meaning set forth in the introductory paragraphs.

“Warrant Shares” has the meaning set forth in the introductory paragraphs.

SECTION 2.     Loan Drawdown.

The Loan will be drawn down weekly based on the company presenting updated cash requests that outline use of proceeds for the lender approval.  The company will pay down the debt out of its cash receipts until such time as the entire outstanding balance has been retired.

SECTION 3.    Maturity Date.

The Loan shall mature, and the principal amount thereof shall become immediately due and payable (together with unpaid interest accrued thereon) on the Maturity Date.

SECTION 4.     Interest Payments.

Interest shall accrue from the date hereof at a rate equal to six percent (6%) per annum, based on the amount borrowed. The rate may increase and/or decrease as the loan is predicated on LIBOR or Prime Rate and the loan will increase or decrease as they change.

Interest shall be payable quarterly in arrears to the Note holder out of the Segregated Account on the last day of the Company’s fiscal quarter (or if any such day is not a Business Day, then on the next succeeding Business Day) provided, however, the first interest payment shall not be due until April 15th , 2010.  Interest shall be computed on the basis of a year of three hundred and sixty five (365) days and paid for the actual number of days elapsed.

SECTION 5.     Optional Prepayments.

The Company may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Any such prepayments made under this Section 5 shall be in minimum increments of two hundred thousand dollars ($200,000) or lesser amounts if the parties agree.

SECTION 6.     General Provisions as to Payments.

 All payments of principal and interest on the Loan by the Company hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due either by cashier’s check, certified check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Company, without reduction by reason of any set-off or counterclaim.

SECTION 7.    Events of Default.

Each of the following events shall constitute an “Event of Default”:

(a)           the principal of the Loan shall not be paid when due;

(b)           any interest on the Loan shall not be paid within five (5) Business Days of when it was due;

(c)           the Company breaches any covenant hereunder and such breach is not cured within forty five (45) days after notice from the Noteholder;

(d)           any representation or warranty of the Company made in this Note shall be incorrect when made in any material respect;

(e)           a court shall enter a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(f)           the Company or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any Subsidiary or for any substantial part of the property of the Company or any Subsidiary, or the Company or any Subsidiary shall make any general assignment for the benefit of creditors.

If an Event of Default described in (e) or (f) above shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any declaration or other act on the part of the Noteholder.  Immediately upon the occurrence of any Event of Default described in (e) or (f) above, or upon failure to pay this Note on demand, the Noteholder, without any notice to the Company, which notice is expressly waived by the Company, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Noteholder under this Note, or at law or in equity.

If any Event of Default in (a) – (d) above shall occur for any reason, whether voluntary or involuntary, and be continuing, the Noteholder may by notice to the Company declare all or any portion of the outstanding principal amount of the Loan to be due and payable, whereupon the full unpaid amount of the Loan which shall be so declared due and payable shall be and become immediately due and payable without further notice, demand or presentment.

SECTION 8.     Representations.

The Company hereby represents and warrants to the Noteholder, as follows:

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b)           The Company has the requisite legal and corporate power and authority to enter into, issue and perform this Note and the Warrants in accordance with the terms hereof and thereof.  The execution, delivery and performance of this Note and the Warrants by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required.  When executed and delivered by the Company, this Note and the Warrants shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c)           The execution, delivery and performance of this Note and the Warrants and the consummation by the Company of the transactions contemplated hereby or thereby, do not and will not (i) violate or conflict with any provision of the Company's certificate of incorporation or bylaws, each as amended to date, or any Subsidiary's comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”).  Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Note or any of the Warrants.

(d)           The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Note or any of the Warrants, except where the failure to obtain any such consent, authorization or order, or the failure to make any such filing or registration, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

(e)           The Warrants when issued and delivered will be duly and validly issued and will be free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”).

(f)           The Warrant Shares have been duly reserved for issuance by the Company in sufficient number to cover the exercise of all of the Warrants.  The issuance of the Warrant Shares upon exercise of the Warrants has been duly authorized by the Company and the Warrant Shares when delivered in accordance with the Warrants, will be validly issued, fully paid and non-assessable, and free of all liens and restrictions on transfer other than any restrictions on transfer under the Securities Act.

(g)           The offer, issuance, sale and delivery of the Warrants and Warrant Shares will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

SECTION 9.     Covenants.

(a)           The Company and each Subsidiary shall maintain its existence and authority to conduct its business as presently contemplated to be conducted;

(b)           The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made;

(c)           The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any Subsidiary under this Note or any of the Warrants;

(d)           The Company shall timely file all reports required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(e)           The Company agrees that it will not, without the consent of the Noteholder enter into any new agreement or make any amendment to any existing agreement, which by its terms would restrict the Company’s performance of its obligations to the Noteholder pursuant to this Note.

(f)           The Company shall place all receivable collections received from Resort & Residence, into the Segregated Account.  Such funds shall be used for the sole purpose of making principal and interest payments related to the Loan.

SECTION 10.  Transfers.

The Company may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Noteholder.  The Noteholder may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Company.

SECTION 11.   Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.

No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Noteholder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder.

SECTION 12.  Modification.

This Note may be modified in writing only with the written consent of both the Company and the Noteholder.

SECTION 13.  Attorneys Fees/Enforcement Costs.

(a)           The Company will reimburse the Noteholder for reasonable legal fees and expenses in connection with the transactions contemplated hereby, including without limitation the negotiation, documentation and execution of this Note and the Warrants and (ii) any amendments to any of the documents contemplated in (i) above, and

(b)           In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Company agrees to pay all costs of collection, including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

SECTION 14.  Indemnification

The Company agrees to indemnify and hold harmless the Noteholder (and their respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns) (each an “Indemnified Party”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by such Indemnified Party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

SECTION 15.  Miscellaneous.

(a)           The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Note, except as specifically provided herein.

(b)           Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(c)           This Note shall bind the Company and its successors and permitted assigns.  The rights under and benefits of this Note shall inure to the Noteholder and their successors and assigns.

(d)           The Section headings herein are for convenience only and shall not affect the construction hereof.

(e)           All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be made in writing and faxed, mailed or delivered to each party at the respective addresses of the parties, or at such other address or facsimile number as the Company shall have furnished to the Noteholder in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service of recognized standing or (v) on receipt of confirmation of delivery.

(f)           In the event any interest is paid on this Note, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

THIS NOTE HAS BEEN DELIVERED IN WESTON, FLORIDA AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY LITIGATION ARISING HEREUNDER.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF FLORIDA.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

BY ITS ACCEPTANCE OF THIS NOTE THE NOTEHOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE NOTEHOLDER OR THE COMPANY.  THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NOTEHOLDER MAKING THE LOAN EVIDENCED HEREBY.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date indicated above.

NEXT 1 INTERACTIVE, INC.

By:
Name:	William Kerby
Title:	Chief Executive Officer

THE NOTEHOLDER

By:
Name:	Mark Wilton

Addendum “A”